Exhibit 99.1

IDT Will Seek Appeal from Decision Dismissing its Claims in its Lawsuit Against Tyco

(Newark, NJ; August 25, 2008) IDT Corporation (NYSE: IDT; IDT.C) said today that it plans to seek leave to appeal from a decision by the New York State Supreme Court Appellate Division reversing a trial court’s order granting the Company’s motion for partial summary judgment on the issue of liability in proceedings against Tyco Group, S.A.R.L., Tycom (US) Inc., Tyco International, Ltd., Tyco International (US) Inc. and Tycom Ltd. In its August 19, 2008 decision, the Appellate Court overturned the trial court’s prior grant of partial summary judgment in IDT’s favor on liability and granted summary judgment to Tyco dismissing IDT’s claims.

On May 5, 2004, IDT filed a complaint in New York State Supreme Court seeking injunctive relief and damages against Tyco and several of its related entities. IDT alleged that the defendants breached a settlement agreement that they had entered into with IDT to resolve certain disputes and civil actions among the parties. Tyco subsequently counterclaimed alleging, among other things, that IDT breached the settlement agreement and is liable for damages.

On July 11, 2007, the trial court granted IDT’s motion for partial summary judgment on the issue of liability, denied the defendants’ motions for summary judgment and dismissed their counterclaims. Tyco appealed from that part of the trial court’s decision which granted IDT’s summary judgment motion and denied Tyco’s motion.

On August 19, 2008, the Appellate Division held that IDT’s motion for partial summary judgment on liability should have been denied and that aspect of the defendants’ cross-motion for summary judgment dismissing the complaint should have been granted. IDT intends to seek leave to appeal from the Appellate Division’s decision.

About IDT Corporation:

IDT Corporation is an innovative and opportunity seeking multinational holding company with operations that span several industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT Energy operates an Energy Services Company (ESCO) in New York State. IDT subsidiary American Shale Oil Corporation (AMSO) manages IDT’s oil shale ventures. IDT’s Capital division incubates newer businesses, and the Company’s Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the Company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include receivables portfolio management and collection, brochure distribution, Internet Mobile Group and other initiatives. IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Relations:

IDT Corporation

Bill Ulrey, 973-438-3838